Exhibit 99.3

Contact:    Dusty Pritchett

Senior Vice President of Finance
and Chief Financial Officer

256-217-1300

AVOCENT REPORTS IMPROVED FIRST QUARTER RESULTS

HUNTSVILLE, Ala. (April 16, 2003) - Avocent Corporation (NASDAQ:AVCT) today reported a 15% increase in first quarter sales, accompanied by increased operating income and net income for the first quarter ended March 28, 2003.

“Our improved results for the first quarter were due to higher sales of Avocent branded products and increased demand for our proprietary digital products,” stated John R. Cooper, president and chief executive officer of Avocent Corporation.  “We were pleased with our sales growth across domestic and international markets and from all major customer groups in the first quarter.

“Sales of digital products continued to strengthen and accounted for over 33% of first quarter sales.  We believe our customers are choosing Avocent’s digital solutions because of their scalability and flexibility in large server environments.  Our proprietary KVM over IP design eliminates distance limitations for IT staff, providing them with access and control from their desks, the NOC (network operating center) or from any location in the world.

“We invested $6.3 million, or 8.9% of sales, in research and development during the first quarter.  Our focus remains on new product development and expanding control of devices in the data center environment through our proprietary products and technology.  We also continue to invest in improving our manufacturing efficiency to enhance margins of existing products.  These efforts have been instrumental in building our margins as products are introduced and we fine-tune our designs to reduce costs, enhance quality and increase manufacturing through-put,” continued Mr. Cooper.

First Quarter Results

Net sales for the first quarter rose 14.6% to $71.2 million compared with sales of $62.1 million in the first quarter of 2002.  OEM sales rose 19.3% from the first quarter of 2002 and accounted for 46.6% of total first quarter 2003 sales.  Reseller/distributor sales rose 9.9% from the first quarter of last year and accounted for 50.7% of sales.  Sales in the U.S. increased 13% and accounted for 59.5%, or $42.3 million, of first quarter 2003 sales.  International sales increased by 16% to $28.8 million, or 40.5% of total first quarter 2003 sales.

AVCT Reports First Quarter Results

April 16, 2003

Gross profit for the first quarter rose to $39.8 million with a gross margin of 56.0% compared with gross profit of $30.8 million and a gross margin of 49.5% in the first quarter of 2002.  Avocent's digital product line, which has a higher than average gross margin, has grown from approximately 19% of sales in the first quarter of 2002 to over 33% of sales in the first quarter of 2003.

SG&A expenses for the first quarter were $15.6 million (21.9% of sales) compared with $15.5 million (24.9% of sales) in the first quarter of 2002.  SG&A expenses in the first quarter of 2002 included a charge of $2.7 million related to the write-off of deferred legal costs in the patent protection litigation.

Income prior to intangible amortization and merger-related expenses rose to $13.7 million, or $0.29 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $8.4 million, or $0.18 per diluted share, in the first quarter of 2002.  Intangible amortization and merger-related expenses totaled $5.6 million in the first quarter of 2003 and $8.1 million in the first quarter of 2002.

GAAP net income for the first quarter of 2003 was $8.2 million, or $0.18 per diluted share.  This compares with a net income of $0.3 million, or $0.01 per share, in the first quarter of 2002.

Avocent’s balance sheet and cash position remained strong as of March 28, 2003.  The Company’s cash flow from operations was over $18 million for the first quarter of 2003 with $240.5 million in cash, cash equivalents, and investments at the quarter’s end.

Conference Call Information

Avocent will provide an on-line, real-time Web-cast and rebroadcast of its first quarter results conference call to be held April 16, 2003.  The live broadcast will be available on-line at www.avocent.com and at www.vcall.com beginning at 10:00 a.m. central time.  The on-line replay will follow immediately and continue for 30 days.

About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide.  Branded products include switching, extension, remote access, and video display solutions.  Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  These include statements regarding future SG&A and R&D expenses, future margins, the size and growth of the potential markets for Avocent’s products and technology in the future, product development, strategic investments, and new product introductions, engineering and design activities, and manufacturing efficiencies in the future.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales.  Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.  Other risks may be detailed from time to time in reports to be filed with the SEC.  Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Quarter Ended March 28, 2003
	Operational	Adjustments *	GAAP

Net sales	$71,162		$71,162
Cost of sales	31,332	$233	31,565
Gross profit	39,830	(233)	39,597

Research and development expenses	6,334	478	6,812
Selling, general and administrative expenses	15,571	1,088	16,659
Amortization of intangible assets	—	6,156	6,156
Operating income	17,925	(7,955)	9,970

Other income (expense), net	848	(14)	834
Income before income taxes	18,773	(7,969)	10,804

Provision for income taxes	5,033	(2,396)	2,637
Net income	$13,740	$(5,573)	$8,167

Earnings per share:
Basic	$0.30		$0.18
Diluted	$0.29		$0.17

Weighted average shares and common equivalents outstanding:
Basic	45,413	—	45,413
Diluted	46,854	(163)	46,691

	For the Quarter Ended March 29, 2002
	Operational	Adjustments *	GAAP

Net sales	$62,103		$62,103
Cost of sales	31,352	$488	31,840
Gross profit	30,751	(488)	30,263

Research and development expenses	5,597	840	6,437
Selling, general and administrative expenses	15,484	4,439	19,923
Amortization of intangible assets	—	5,297	5,297
Operating income (loss)	9,670	(11,064)	(1,394)

Other income (expense), net	1,364		1,364
Income (loss) before income taxes	11,034	(11,064)	(30)

Provision for income taxes	2,658	(2,991)	(333)
Net income (loss)	$8,376	$(8,073)	$303

Earnings (loss) per share:
Basic	$0.19		$0.01
Diluted	$0.18		$0.01

Weighted average shares and common equivalents outstanding:
Basic	44,828		44,828
Diluted	46,143	(445)	45,698

* Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquisition of 2C in August 2002.  The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.

AVOCENT CORPORATION

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 28, 2003	December 31, 2002
	(Unaudited)

Cash, cash equivalents and short-term investments	$173,525	$169,318
Accounts receivables, net	38,840	36,313
Current and deferred income tax receivable	5,613	6,541
Other receivables, net	1,028	1,191
Inventories, net	21,264	24,422
Other current assets	3,426	3,256
Total current assets	243,696	241,041

Investments	66,989	46,572
Property and equipment, net	23,759	24,313
Goodwill, net	203,625	203,625
Intangible assets, net	46,485	52,601
Other assets	459	455
Total assets	$585,013	$568,607

Accounts payable and other accrued expenses	$11,294	$14,159
Income tax payable	10,481	6,901
Other current liabilities	12,511	13,662
Total current liabilities	34,286	34,722

Non-current liabilities	14,061	16,213

Total stockholders’ equity	536,666	517,672

Total liabilities and stockholders’ equity	$585,013	$568,607